Exhibit 3.120

AMENDED AND RESTATED OPERATING AGREEMENT

OF

TAMPA BAY NSC, LLC

A TENNESSEE LIMITED LIABILITY COMPANY

THIS OPERATING AGREEMENT (the “Agreement”) is entered into as of the 23rd day of September, 2011 by AmSurg Holdings, Inc., a Tennessee corporation (the “Member”), who hereby forms Tampa Bay NSC, LLC (the “Company”), a Tennessee limited liability company, pursuant to the Tennessee Revised Limited Liability Company Act (the “Act”) upon the following terms and conditions:

ARTICLE I

NAME; REGISTERED AGENT AND ADDRESS; AND PLACE OF BUSINESS

The name of the Company is Tampa Bay NSC, LLC. The Company’s registered agent and the street address of such initial registered agent is as set forth in the Company’s Articles of Organization, as such may be amended from time to time. The principal office of the Company, and such additional offices as the Member may determine to establish, shall be located at such place or places inside or outside the State of Tennessee as the Member may designate from time to time.

ARTICLE II

PURPOSE, POWERS, AND TERM OF COMPANY

2.1 Purpose and Powers of the Company. The Company is organized for the purpose of carrying on any lawful activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company contemplated by this Agreement.

2.2 Term of the Company. The term of the Company shall commence on the date the Articles of Organization of the Company are filed with the Secretary of State of the State of Tennessee in accordance with the provisions of the Act and shall continue in perpetual existence unless and until dissolved and terminated pursuant to this Agreement.

2.3 Applicable Law. Regardless of the place where this Agreement may be executed by the Member, this Agreement, the rights and obligations of the Member, and any claims and disputes relating thereto, shall be subject to and governed by the Act and the other laws of the State of Tennessee as applied to agreements among Tennessee residents to be entered into and performed entirely within the State of Tennessee, and such laws shall govern the limited liability company aspects of this Agreement.

ARTICLE III

CAPITAL CONTRIBUTION

3.1 Capital Contribution by Member; Initial Issuance of Units. Upon the formation of the Company, the Member shall make a capital contribution to the capital of the Company in the amount of cash, or of the property in-kind, or both, set forth opposite such Member’s name on Schedule A attached hereto. The Company shall thereupon issue to the Member the limited liability company interest (expressed as a number and class of “Units”) so subscribed and contributed for.

3.2 No Interest; No Return of Capital. Capital contributions to the Company shall not earn interest, except as otherwise expressly provided for in this Agreement. Except as otherwise provided in this Agreement, the Member shall not have the right to withdraw, or to receive a return of, a capital contribution or any portion thereof.

ARTICLE IV

TAX CHARACTERIZATION AND RETURNS

4.1 Tax Characterization. The Member acknowledges that at all times that if two or more persons or entities hold equity interests in the Company for federal income tax purposes (i) it is the intention of the Company to be treated as a “partnership” for federal and all relevant state tax purposes and (ii) the Company will be treated as a “partnership” for federal and all relevant state tax purposes and shall make all available elections to be so treated. Until such time, however, it is the intention of the Member that the Company be disregarded for federal and all relevant state tax purposes and that the activities of the Company be deemed to be activities of the Member for such purposes. All provisions of the Company’s Articles of Organization and this Agreement are to be so construed so as to preserve that tax status under those circumstances.

4.2 Returns. In the event that the Company is treated as a partnership for tax purposes in accordance with Section 4.1 hereof, then within ninety (90) days after the end of each fiscal year, the Member will cause to be delivered to each person who was a member at any time during such fiscal year a Form K-1 and such other information, if any, with respect to the Company as may be necessary for the preparation of each member’s federal, state, or local income tax (or information) returns, including a statement showing each member’s share of income, gain or loss, and credits for the fiscal year.

ARTICLE V

MANAGEMENT OF THE COMPANY

5.1 In General. The Company shall be a “director-managed limited liability company” as such term is defined in the Act. The management of the Company shall be vested in its Board of Directors (the “Board”), who shall have all powers to control and manage the business and affairs of the Company and may exercise all powers of the Company. Notwithstanding the foregoing, the day-to-day business and direction of the Company shall be conducted or exercised by the officers. The officers shall have the powers and duties which may be specified in this Agreement or designated by the Board, or which are necessary, advisable or convenient to the discharge of their duties described in this Agreement.

5.2 Voting of Units. A Unit is entitled to be voted only if it is owned by a Member and each such Unit shall be entitled to one vote. Neither an assignee nor a transferee may vote a Unit unless such assignee or transferee is a Member.

5.3 Officers. The duties and powers of the officers shall be as follows:

(a) President. The President shall be the chief executive officer of the Company, and, as such, shall be primarily responsible for the general management of the business of the Company and for implementing the policies and directives of the Board. The President shall have authority to make contracts on behalf of the Company in the ordinary course of the Company’s business, shall be responsible to effect all orders and resolutions of the Board, shall sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business of the Company, except as otherwise delegated or provided by law, shall perform such other duties as from time to time may be assigned by the Board.

(b) Vice-Presidents. The Company may have one or more Vice-President(s) who shall exercise the functions of the President during the absence or disability of the President and shall perform such other duties as may be assigned by the President or the Board, if any.

(c) Treasurer. The Treasurer, if any, shall be the chief financial officer of the Company, and, as such, shall have general supervision over the funds of the Company and the investment or deposit thereof, shall advise the officers and, if requested, the Board regarding the financial condition of the Company, and perform such other duties as may be assigned by the President or the Board, if any.

(d) Secretary. The Secretary shall attend all meetings of the Member and the Board and shall prepare minutes or records of proceeding of all such meetings in a book to be kept for that purpose. The Secretary shall give, or cause to be given, such notices as may be required of all meetings of the Member and the Board, shall authenticate and certify records and proceedings of the Company, shall keep accurate membership records for the Company, and shall perform such other duties as may be assigned by the President or the Board, if any.

ARTICLE VI

TRANSFERS OF THE MEMBER’S UNITS

The Member may transfer to any person or persons, at any time and from time to time, any or all of its Units.

ARTICLE VII

AMENDMENT OF AGREEMENT

This Agreement may be amended only in a writing signed by the Member.

ARTICLE VIII

DISTRIBUTIONS

8.1 In General. At such time as the Board shall determine, the Board shall cause the Company to distribute any cash held by it which is neither reasonably necessary for the operation of the Company nor otherwise in violation of the Act.

8.2 Distributions Upon Dissolution. Upon the occurrence of an event set forth in Article IX hereof, the Member shall be entitled to receive, after paying or making reasonable provision for all of the Company’s creditors to the extent required by the Act, the remaining funds of the Company.

ARTICLE IX

DISSOLUTION

The Company shall dissolve, and its affairs shall be wound up, only upon the decision of the Member.

ARTICLE X

LIABILITY; INDEMNIFICATION

10.1 Liability. The Member shall have no liability for the obligations of the Company except to the extent required by the Act.

10.2 Indemnification. The Company shall indemnify every person (the “Indemnitee”) who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, manager, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any losses, damages or expenses actually and reasonably incurred by the Indemnitee in connection with such action, suit or proceeding, except for liability (i) for any breach of the Indemnitee’s duty of loyalty to the Company or its Member, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Indemnitee derived an improper personal benefit. The right to indemnification conferred in this Section includes the right of the Indemnitee to be paid by the Company the expenses incurred in defending any such action in advance of its final disposition to the full extent permitted by the Act (an “Advancement of Expenses”); provided, however, that the Company will only make an Advancement of Expenses upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it is ultimately determined that such Indemnitee is not entitled to be indemnified under this Section or otherwise. Any repeal or modification of this Section will not adversely affect any right or protection of any individual existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Member has executed and delivered this Agreement the day and year first above written.

AMSURG HOLDINGS, INC.

By:	/s/ Claire M. Gulmi

Name:	Claire M. Gulmi

Its:	Secretary

TAMPA BAY NSC, LLC

SCHEDULE A

Member’s Name and Address	No. of Units	Cash Contributed or Fair Value of Property Contributed

AmSurg Holdings, Inc. 20 Burton Hills Blvd. Nashville, TN 37215	100	$100.00

TOTAL	100	$100.00

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